As filed with the Securities and Exchange Commission on March 14, 2019
Registration No. 333-222630

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________
Post-Effective Amendment No. 7
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
______________________________________
Black Creek Diversified Property Fund Inc.
(Exact name of registrant as specified in its charter)
_______________________________________
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
(303) 228-2200
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
_______________________________________
Dwight L. Merriman III
Managing Director, Chief Executive Officer
Black Creek Diversified Property Fund Inc.
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
(303) 228-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________________________
Copies to:
Robert H. Bergdolt, Esq.
Christopher R. Stambaugh, Esq.
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000
_______________________________________
Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d)under the Securities Act and will be effective upon filing.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-222630
If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☒			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note
This Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (No. 333-222630) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. Information Not Required in Prospectus
Item 36. Financial Statements and Exhibits
(b)    Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
23.1	Consent of KPMG LLP.
99.1	Consent of Altus Group U.S., Inc.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 7 to Form S-11 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 14, 2019.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.

By:	/s/ DWIGHT L. MERRIMAN III
Dwight L. Merriman III Managing Director, Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on March 14, 2019.

Signature	Title
*	Chairman of the Board and Director
Richard D. Kincaid
*	Director
James R. Mulvihill
*	Director
Charles B. Duke
*	Director
Daniel J. Sullivan
*	Director
John P. Woodberry
/s/ DWIGHT L. MERRIMAN III	Managing Director, Chief Executive Officer (Principal Executive Officer)
Dwight L. Merriman III
/s/ LAINIE P. MINNICK	Managing Director, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
Lainie P. Minnick
*By: /s/ LAINIE P. MINNICK	Attorney-in-Fact
Lainie P. Minnick